EXHIBIT 10.7

AMENDMENT NO. 2 TO THE EMPLOYMENT AGREEMENT

BETWEEN DAVID NORRIS AND TREE.COM, INC.

May 10, 2010

This Amendment No. 2 (“Amendment”) to that certain Employment Agreement, dated as of June 30, 2008 between David Norris (“Executive”) and Tree.com, Inc. (the “Company”), for itself and on behalf of its subsidiaries, as applicable, as subsequently amended by Amendment No. 1, dated December 3, 2009 (collectively, the “Agreement”) is effective as of February 25, 2010.  All capitalized terms used herein without definition shall have the meanings given to them in the Agreement.

WHEREAS, subject to the terms and conditions set forth herein, Executive and the Company wish to make certain amendments to the Agreement to provide Executive with enhanced severance in the event that his employment terminates under certain circumstances following a change in control of the Company;

WHEREAS, Executive and the Company also wish to make certain clarifications to the Agreement with respect to severance payments consistent with recent guidance promulgated by the Internal Revenue Service;

WHEREAS, the Compensation Committee of the Board of Directors of Tree.com has met and previously approved the amendments set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency is hereby acknowledged, the parties hereby agree as follows:

1.             Section 3(b) of the Agreement is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding the foregoing and anything to the contrary in this Agreement or any other agreement pursuant to which Executive has received or shall receive in the future awards of equity from the Company, Executive shall become immediately 100% vested in such equity awards upon the occurrence of a “Change in Control” (as such term is defined by Amendment No. 1 to the Agreement).”

2.             Section 8 of the Agreement is hereby amended by deleting the first sentence and replacing it with the following:

“It is intended that this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”) and shall be interpreted and operated consistently with that intent.”

3.             Section 8 of the Agreement is hereby amended by adding the following sentence to the end thereof:

“For purposes of this Agreement, the terms “termination,” “termination of employment” and “resignation” (and variations thereof) shall mean Executive’s “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations promulgated under Section 409A, applying the default terms thereof.”

4.             Section 1A (d) of the Executive Standard Terms and Conditions is hereby deleted and replaced in its entirety as follows:

“(d)         TERMINATION OR BREACH BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE; RESIGNATION BY EXECUTIVE FOR GOOD REASON.              Upon (i) termination of Executive’s employment with the Company prior to the expiration of the Term by the Company without Cause (other than for death or Disability) or (ii) upon Executive’s resignation prior to the expiration of the Term for “Good Reason” (as defined herein) (either such termination or resignation, a “Qualifying Termination”), the Company shall pay Executive the amounts described in subparagraphs (A) and (B) below.  The Company shall pay Executive the amount described in subparagraph (A) within thirty (30) days following Executive’s Qualifying Termination.  The Company shall pay Executive the amount described in subparagraph (B) on the 60th day following Executive’s Qualifying Termination date (the “Payment Date”); provided that, payment of the amount described in subparagraph (B) shall be conditioned on Executive’s execution and non-revocation before the Payment Date of a general release of the Company and its affiliates in a form substantially similar to that used for similarly situated executives of the Company and its affiliates (a “Release of Claims”), and Executive’s compliance with the restrictive covenants set forth in Section 2A of these Executive Terms and Conditions.

(A)          An amount equal to all “Other Accrued Obligations” (as defined herein).

(B)           An amount equal to Executive’s then-current Base Salary, payable in installments on the Company’s regularly scheduled paydays over the one (1) year period following the date of such Qualifying Termination (the “Salary Continuation Payments”).

Notwithstanding the foregoing, if Executive obtains other employment or is otherwise compensated for services during the period in which he is receiving Salary Continuation Payments (the “Severance Period”), the Company’s obligation to make future payments to Executive under subparagraph (B) above shall be offset against any compensation earned by Executive as a result of employment with or services provided to a third party.  Executive agrees to inform the Company promptly of his employment status and any amounts so earned during the Severance Period.  Executive acknowledges and agrees that the payments described in subparagraph (B) above constitute good and valuable consideration for such Release of Claims.

For purposes of this Agreement, the term “Good Reason” shall mean (i) a material breach by the Company of this Agreement prior to the expiration of the Term or (ii) the purchase of a mortgage company and placement by the Company of a person other than Executive in charge of the combined mortgage company.”

5.             Section 1 of the Executive Terms and Conditions of the Agreement is hereby amended by adding a new subsection (f) to the end thereof:

“(f)          QUALIFYING TERMINATION WITHIN ONE YEAR FOLLOWING CHANGE IN CONTROL.  If Executive experiences a Qualifying Termination within the one-year period following a Change in Control (as defined by Amendment No. 1 to the Agreement), the Company shall pay Executive the amount described in subparagraph (i) below within thirty (30) days following Executive’s Qualifying Termination date.  The Company shall also pay Executive the amount described in subparagraph (ii) below on the 60th day following the date on which Executive experiences a Qualifying Termination within a one-year period following a Change in Control (the “Change in Control Payment Date”); provided that, payment of the amount described in subparagraph (ii) shall be conditioned on Executive’s execution and non-revocation before the Change in Control Payment Date of a Release of Claims, and Executive’s compliance with the restrictive covenants set forth in Section 2A of these Executive Terms and Conditions.

(i)            An amount equal to all Other Accrued Obligations.

(ii)           An amount equal to two times Executive’s then-current Base Salary, payable in installments on the Company’s regularly scheduled paydays over the one (1) year period following the date of such Qualifying Termination.

No amounts payable to Executive pursuant to this paragraph (f) shall be subject to the mitigation or offset provisions described in paragraph 1A (d) of these Executive Terms and Conditions.”

6.             Section 1 of the Executive Terms and Conditions of the Agreement is hereby amended by adding a new subsection (h) to the end thereof

“(h)         NON-GOOD REASON RESIGNATION FOLLOWING CHANGE IN CONTROL.  Notwithstanding anything to the contrary in Amendment No. 1 to the Agreement, if Executive resigns his employment within ninety (90) days following the consummation of any “Hostile Change in Control” (as such term is defined in Amendment No.1 to the Agreement), then the Company shall pay Executive the following amounts:

(i)            An amount equal to the Other Accrued Obligations, within thirty (30) days following such resignation.

(ii)           An amount equal to one (1) year’s Base Salary, payable in equal installments on the Company’s regularly scheduled paydays over the one (1) year period following the date of such resignation.  Notwithstanding the foregoing, the Company shall pay Executive the salary continuation payments described in this subparagraph (ii) on the 60th day following the date on which Executive resigns his employment pursuant to this paragraph 1A(h) (the “Resignation Payment Date”); provided that payment of the such amount shall be conditioned on Executive’s execution and non-revocation before the Resignation Payment Date of a Release of Claims; and Executive’s compliance with the restrictive covenants set forth in Section 2A of these Executive Terms and Conditions.”

7.             Paragraph three of Amendment No. 1 to the Agreement is hereby deleted in its entirety.

8.             Except as explicitly set forth herein, the remaining provisions of the Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the date first written above.

TREE.COM, INC.		DAVID NORRIS

By:	/s/ Claudette Hampton	/s/ David Norris
By:	Claudette Hampton
Senior Vice President — Human Resources